UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2014

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company.  Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries.  Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.01   Entry Into a Material Definitive Agreement.

As previously reported, in 1986 Arizona Public Service Company (“APS”) entered into agreements with three separate lessor trust entities in order to sell and lease back interests in Palo Verde Nuclear Generating Station Unit 2 and related common facilities. Two of the leases were entered into in August 1986 (the “August Leases”), and the third lease was entered into in December 1986 (the “December Lease”).  Each lease is between APS and U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee under trust agreements with each of Emerson Finance LLC, Security Pacific Capital Leasing Corporation, and PV2-APS 150 Corporation (assignee of Chase Manhattan Realty Leasing Corporation), respectively.

APS will pay approximately $49 million per year during 2014 and 2015 related to these leases.  All three leases will expire on December 31, 2015, unless extended.  On July 7, 2014, APS provided irrevocable notice that APS will exercise its option to renew the August Leases through December 31, 2033 and the December Lease through December 31, 2023. APS will be required to make annual payments under the August Leases and the December Lease aggregating approximately $23 million for 2016 and beyond. APS has the option to purchase the leased interests at their respective fair market values at the end of 2033 (the August Leases) and 2023 (the December Lease).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: July 9, 2014	By:	/s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: July 9, 2014	By:	/s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer